Exhibit 3.1

                                  ARTICLES OF
                                  INCORPORATION

                                       OF

                              CANTOP VENTURES, INC.

The Incorporator, Robert C. Harris who is the herein undersigned, for the purpose of forming a corporation under the Laws of the State of Nevada, presently adopts the following Articles of Corporation; and so certifies that:

                                        I

The corporation name is: Cantop Ventures, Inc.

                                       II

The designated Resident Agent for Cantop Ventures, Inc., is Robert C. Harris at 1045 Pepper Ln., Fernley, Nevada 89408.

                                       III

The authorized Common Stock is 100,000,000 shares, holding .001 cents value per share; and the authorized Preferred Stock is 20,000,000 shares, holding .001 cents value per share (total shares: 120,000,000). Shares may be disbursed by the authority of the First Board of Directors, anytime without motion by the shareholders. Every issued share shall be equivalent to one vote. All shares, once issued, must be properly and fully funded; additionally, all issued shares shall be the personal property of the shareholder, and shares so disbursed shall be deemed as fully paid up by the herein corporation; the holder of any share or shares shall not be liable for any further payment thereof. Said shares shall not be subject to assessment for the debts of the corporation, nor will they be assessable by Cantop Ventures, Inc.

                                       IV

The initiating officers of Cantop Ventures, Inc. are to be known as the First Board of Directors. The quantity of directors may at anytime be enlarged or curtailed in such a way as stated in the bylaws of Cantop Ventures, Inc.

However, the number of Directors shall not exceed six (6), and shall not be reduced in number to less than one (1).
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The identity and address of the First Board of Directors, which is one (1) in total, is as follows: (President; Vice President; Secretary; Treasurer) Christopher Paterson, whose mailing address is, 1045 Pepper Ln., Fernley, Nevada 89408.

                                        V

The general purposes for which Cantop Ventures, Inc., is formed and organized are:

1.) To engage in the business of need type of all legal business activities.

2.) To engage in any other trade or business which can, in the opinion of the First Board of Directors of Cantop Ventures, Inc., be beneficial to the foregoing business.

3.) The business purpose of Cantop Ventures, Inc., including it goals and functions, advocated or conducted, condoned or comported, will all transact in a lawful manner in accordance with the laws of the State of Nevada. 4.) To do other things as are incidental or advisable to the foregoing, or essential in order to accomplish the foregoing.

                                       VI

The Cantop Ventures, Inc., is to have perpetual existence. Where the business takes place, and where the corporate records are, may be sustained anywhere in the United States; or territory of the same; or foreign country.
INDEMNIFICATION: Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an officer or director of the Corporation or is or was serving at the request of the Corporation as an officer or director of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans whether the basis of such proceeding is alleged action in an official capacity as an officer or director or in any other capacity while serving as an officer or director shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Nevada General Corporation Law, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERTSA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be an officer or director and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided herein with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the First Board of Directors of the Corporation.

EXCEPT WITH RESPECT to amending the non-assessing of shares statement and provision of that statement in Article III, this corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation or its Bylaws in the manner now or hereafter prescribed by statute or by these Articles of Incorporation or by the corporation's Bylaws, and all rights conferred upon the stockholders are granted subject to this reservation.

THE UNDERSIGNED, Robert C. Harris, being the original incorporator hereinbefore named, for the purpose of forming a corporation to do business both within and without the State of Nevada, and in pursuance of the general corporation law of the State of Nevada, does make and file this certificate, hereby declaring and certifying that the facts herein above stated are true, and accordingly have hereunto set our hand this day of February 22, 2005.


                                      /s/ Robert C. Harris
                                      --------------------------------------
                                      Robert C. Harris
                                      1045 Pepper Ln.
                                      Fernley, NV 89408